Exhibit 99.1

Contact: Al Beaupré (513) 487-5918

Milacron's Revolving Credit Agreement
Amended to Relax Key Terms

CINCINNATI, OHIO, December 2, 2003...Milacron Inc. (NYSE: MZ), a leading supplier of plastics processing equipment and supplies and industrial fluids, today announced its principal bank group has agreed to amend and relax certain terms of its revolving credit facility. Under the agreement, the company's minimum EBITDA (earnings before interest, taxes, depreciation and amortization) requirement has been lowered for the fourth quarter, and the group has waived a $10-million reduction in the maximum amount available for borrowing, which was due to occur on December 15.

"Our bank group has been very supportive and continues to provide us with the flexibility we need," said Milacron chairman, president and chief executive officer Ronald D. Brown. "This amendment enables us to move forward and focus our efforts on putting in place more permanent financing for our short-term and our long-term debt. It also comes at a good time, as we are now experiencing an upturn in orders for our industrial fluids and in the non-machinery portion of our plastics technologies businesses."

In the newly amended revolving credit agreement, the covenant specifying minimum levels of cumulative EBITDA (including adjustments as defined in the agreement) has been relaxed by $4 million for the fourth quarter, and the maximum available for borrowing remains capped at $65 million, of which $54 million is currently utilized. The availability of the remaining $11 million is subject to certain restrictions based primarily on the company's cash position. In addition, Milacron currently has in excess of $60 million cash on hand.

The new amendment, which contains additional minor changes, is being filed today with the Securities and Exchange Commission. The revolving credit facility, as before, is due to expire on March 15, 2004.Milacron's principal bank syndicate includes Deutsche Bank, arranger and administrative agent, and PNC Bank, documentation agent.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in the company's most recent Form 10-Q on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron is a leading global supplier of plastics-processing technologies and industrial fluids, with about 3,500 employees and major manufacturing facilities in North America, Europe and Asia. For further information, visit www.milacron.com or call the toll-free investor line: 800-909-MILA (800-909-6452).